This filing is made pursuant to Rule 424(b)(2) under the Securities Act of 1933 in connection with Registration No. 333-71238

Interest Rates & Bonus Offer

This is a supplement to the Prospectus dated February 11, 2002

Current Interest Rates & Bonus for Renewable Unsecured Subordinated Notes
Offered by Onyx Acceptance Corporation

Interest Rates & Bonus Offer Effective
September 15, 2003 – October 20, 2003

PORTFOLIO
AMOUNT (1)	$1,000 - $24,999		$25,000 - $49,999		$50,000 - $74,999		$75,000 - $99,999		$100,000 or more

	Interest	Annual	Interest	Annual	Interest	Annual	Interest	Annual	Interest	Annual
NOTE TERM	Rate %	Yield %	Rate %	Yield %	Rate %	Yield %	Rate %	Yield %	Rate %	Yield %

3 Month (2)	4.78	4.90	4.88	5.00	4.98	5.11	5.08	5.21	5.18	5.32
6 Month (2)	5.45	5.60	5.55	5.71	5.65	5.81	5.75	5.92	5.85	6.02
1 Year (3)	7.05	7.30	7.15	7.41	7.25	7.52	7.35	7.63	7.45	7.73
2 Year (3)	7.60	7.90	7.70	8.00	7.80	8.11	7.90	8.22	8.00	8.33
3 Year (3)	8.11	8.45	8.21	8.56	8.31	8.66	8.41	8.77	8.51	8.88
4 Year (3)	8.25	8.60	8.35	8.71	8.45	8.82	8.55	8.93	8.65	9.03
5 Year (3)	8.71	9.10	8.81	9.21	8.91	9.32	9.01	9.43	9.11	9.54
10 Year (3)	9.67	10.15	9.77	10.26	9.87	10.37	9.97	10.48	10.07	10.59

Special Limited Time Bonus Offer

Invest $3,000 or more across any TWO Note Terms and earn an extra 0.25% on each term
Invest $3,000 or more across any THREE Note Terms and earn an extra 0.35% on each term

To qualify for the bonus interest rates, a $1,000 minimum investment is required for each of the Note Terms you select

(1)	We determine the applicable portfolio amount at the time you purchase or renew a note by aggregating the principal amount of all notes issued by Onyx Acceptance Corporation that are currently owned by you and your immediate family members. Immediate family members include parents, children, siblings, grandparents and grandchildren. Members of a sibling’s family are also considered immediate family members if the holder’s sibling is also a noteholder.

(2)	The annual yield calculation assumes that:

a.	the term of the note is renewed sequentially for an entire year,

b.	the interest earned during each term is included in the principal amount for the next term,

c.	the listed interest rate is the interest rate for each term, and

d.	the accrued interest is paid annually.

(3)	The annual yield calculation assumes that accrued interest is paid annually.

The description in this prospectus supplement of the terms of these notes adds to the description of the general terms and provisions of the notes in the accompanying prospectus. Investors should rely on the description of the notes in this supplement if it is inconsistent with the description in the prospectus.

All principal and interest payments are administered electronically by Wells Fargo Bank Minnesota, N.A., the designated Paying Agent for the notes.